Exhibit 99.3

Employee FAQ

1. What was announced today?

Eli Lilly and Company and DICE Therapeutics, Inc. (“DICE” or “DICE Therapeutics”) announced an agreement for the acquisition of DICE Therapeutics for $48 per share, or approximately $2.4 billion.

2. Why does Lilly want to acquire DICE?

Lilly was looking for opportunities to expand the breadth of its immunology portfolio and recognized DICE’s novel approach and promising pipeline along with our talented workforce, passion for innovation, and expertise in drug discovery.

3. Why is this the right time for DICE to be acquired?

We have known for some time that, in order to make our remarkable compounds available to the largest number of patients, as quickly as possible, we would need access to greatly expanded resources, a huge team, and the global footprint of a sophisticated pharmaceutical company.

4. Why is Lilly the right acquiror for DICE?

Lilly brings significant expertise in the immunology space and has a track record of developing innovative medicines that is among the best in our industry. In addition, they are a great team that we believe fits well with ours.

5. When will more information about the transaction and the background to the transaction be available?

Lilly will initiate the tender offer process with a public filing of a tender offer document, and DICE will make its own public filing at the same time. Please review these documents for additional information about the transaction and the background on the transaction when they become available.

6. How will the company be integrated into Lilly? How will this transaction impact DICE employees?

The integration planning is in process. That said, we will work with Lilly to ensure our employees are treated fairly in this transition. For now, we need to remain focused on our day-to-day work, keeping in mind the same scientific rigor and patient focus that has driven everything we have done to date.

7. When will we receive more information on timelines and integration plans?

We will work with the Lilly team to plan more detailed communications. While many details will be shared immediately following the closing, we will share updates (as appropriate) in the coming weeks.

8. Will DICE leadership join Lilly?

The integration planning is in process and we expect further clarity over the coming weeks.

9. Will Lilly maintain the DICE site?

The integration planning is in process and we expect further clarity over the coming weeks.

10. When will the tender offer and acquisition become final?

We currently anticipate that the tender offer and acquisition will be completed in the third quarter of 2023, subject to customary closing conditions, including receipt of required antitrust clearance and the tender of a majority of the outstanding shares of DICE’s common stock.

11. What happens between now and close?

Between the signing and closing, DICE Therapeutics and Lilly remain separate independent companies and DICE will continue to run its business as usual. Under federal law, DICE and Lilly are restricted from engaging in joint operations until the transaction has been approved by the antitrust authorities. We do not anticipate any changes to the DICE organizational structure until the transaction is completed.

12. What does this mean for DICE Therapeutics consultants?

The integration planning is in process and we expect further clarity over the coming weeks.

13. Will employees be given severance if they are terminated?

At this time, no decisions have been made around changes to the internal organizational structure at DICE. DICE recently adopted a company-wide severance program that provides for a severance payment and COBRA continuation benefits in the event of a termination of employment under certain circumstances.

14. What happens with our benefits following the deal close?

The integration planning is in process and we expect further clarity over the coming weeks. For employees who continue with Lilly, Lilly has agreed to provide each employee a base salary or wage rate and target cash incentive opportunity that are at least as favorable in the aggregate to those provided to such employee immediately prior to the closing date and will provide comparable benefits under the current plans and/or Lilly’s plans, in each case, for twelve months following the closing date.

15. What will happen to my stock options, RSUs, and restricted shares of common stock?

All current DICE Therapeutics stock options, restricted stock units (RSUs), and restricted shares of common stock that are unvested will be accelerated and become fully (100%) vested at the closing of the transaction, and holders will be cashed out in the transaction. This means that, shortly following the closing of the transaction, option holders will receive in cash the purchase price of $48.00 per share less the stock option exercise price per share, tax withholdings, and required deductions for each share subject to the stock option. Employees will not be required to exercise their stock options.

At the same time, holders of RSUs will receive in cash the purchase price of $48.00 per share less tax withholdings and required deductions for each RSU held.

Holders of restricted shares of common stock will also receive in cash the full purchase price of $48.00 per share less any tax withholdings and required deductions.

More specifics on this process will be provided in the coming weeks.

16. Will we receive our 2023 bonuses?

Full-year 2023 bonuses will be paid to qualifying employees no later than March 15, 2024 based on the greater of target performance and the actual achievement of the applicable performance metrics, subject to your continued employment through the payment date. If you are terminated by DICE without cause following the closing date and prior to the payment date, you will remain entitled to your bonus payment.

17. Will employees be eligible for promotions and pay increases prior to the closing of the transaction?

The merger agreement with Lilly allows for the completion of our 2023 mid-year review process and approval of any promotions and pay increases in the ordinary course.

18. Can I post about the acquisition on my social media channels?

You should not post any information on your social media channels about the acquisition.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the proposed acquisition of DICE by Eli Lilly and Company. Such forward-looking statements include, but are not limited to, the ability of DICE and Eli Lilly and Company to complete the transactions contemplated by the Agreement and Plan of Merger, dated June 18, 2023, between Eli Lilly, and Durning Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Eli Lilly and Company (“Merger Sub”) and DICE (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the tender offer (the “offer”) contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transaction, DICE and Eli Lilly and Company’s beliefs and expectations and statements about the benefits sought to be achieved by Eli Lilly and Company’s proposed acquisition of DICE, the potential effects of the acquisition on both DICE and Eli Lilly and Company, and the possibility of any termination of the Merger Agreement. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. DICE has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of DICE, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of DICE’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the Merger Agreement on DICE’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, DICE operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although DICE believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed acquisition are satisfied on the expected timetable or at all. Additional factors that may affect the future results of Eli Lilly and Company and DICE are set forth in their respective filings with the SEC, including in each of Eli Lilly and Company’s and DICE’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. The risks described in this communication and in Eli Lilly’s and DICE’s filings with the SEC should be carefully reviewed. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Eli Lilly and DICE undertake no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Additional Information about the Acquisition and Where to Find It

The offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Eli Lilly and Merger Sub will file with the SEC upon commencement of the offer. A solicitation and offer to buy outstanding shares of DICE will only be made pursuant to the tender offer materials that Eli Lilly and Merger Sub intend to file with the SEC. At the time the offer is commenced, Eli Lilly and Merger Sub will file with the SEC tender offer materials on Schedule TO, and DICE will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF DICE ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF DICE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of DICE at no expense to them at Eli Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of DICE free of charge. Copies of the documents filed with the SEC by DICE will be available free of charge on DICE’s website, investors.dicetherapeutics.com, or by contacting DICE’s investor relations department at investors@dicetx.com. The information contained in, or that can be accessed through, Eli Lilly’s website and DICE’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Eli Lilly and DICE file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Eli Lilly and DICE with the SEC for free on the SEC’s website at www.sec.gov.